Exhibit 5.1

Phone:	(215) 569-5500
Fax:	(215) 569-5555

May 23, 2014

General Cable Corporation

Four Tesseneer Drive

Highland Heights, KY 41076

Ladies and Gentlemen:

We have acted as counsel to General Cable Corporation, a Delaware corporation (“General Cable”), and each of the subsidiaries of General Cable listed on Schedule A attached hereto (collectively, the “Guarantors” and, together with General Cable, the “Registrants”) in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission (the “Commission”) on the date hereof related to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to $600,000,000 in aggregate principal amount of 5.750% Senior Notes due 2022 (the “New Notes”) and (ii) the guarantees by the Guarantors of the New Notes (the “Guarantees”).

The New Notes and the Guarantees are to be issued in exchange for General Cable’s outstanding unregistered 5.750% Senior Notes due 2022 (the “Old Notes”) and the related guarantees that were previously issued and sold in a transaction exempt from registration under the Securities Act. The Old Notes and guarantees thereof were, and the New Notes and the Guarantees will be, offered under an Indenture dated as of September 25, 2012, by and among General Cable, the Guarantors and U.S. Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture, dated as of September 6, 2013, and the Second Supplemental Indenture, dated as of November 8, 2013 (as so supplemented, the “Indenture”). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

As a basis for rendering the opinions contained herein, we have examined only the following documents: (i) the Registration Statement, (ii) the Indenture, (iii) the Old Notes, (iv) the form of New Notes, (v) resolutions of the boards of directors or sole member, as applicable, of General Cable and each of the Guarantors, (vi) charter, bylaws or similar organizational documents of the Company and each of the Guarantors, and (vii) certificates of public officials and executive officers of the Company and the Guarantors. In such examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the

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General Cable Corporation

May 23, 2014

conformity with originals of all documents submitted to us as copies and the authenticity of the originals of such documents, and the correctness of all statements of fact contained in the documents examined. We have not performed any independent investigation other than the document examination described above.

The opinions expressed herein are limited to the laws of the States of New York, Delaware and New Jersey in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. Insofar as our opinion pertains to matters of Arizona law we have relied exclusively on the opinion of Perkins Coie LLP dated as of the date hereof.

For the purpose of this opinion letter, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by, and represents a binding obligation of, the Trustee; (b) the Registration Statement will have been declared effective by the Commission, (c) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (d) the Old Notes have been, and the New Notes will have been, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture. In addition, we have assumed that there will be no change in applicable law between the date of this opinion and the date of issuance and delivery of the New Notes and the Guarantees.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

(i)	the New Notes, when duly executed by General Cable and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the holders of the Old Notes in exchange therefor as contemplated by the Registration Statement, will constitute binding obligations of General Cable; and

(ii)	when the New Notes have been duly executed by General Cable and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the holders of the Old Notes in exchange therefor as contemplated by the Registration Statement, the Guarantees will constitute binding obligations of each of the respective Guarantors.

The opinions expressed herein are subject to applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including concepts of materiality, principles of commercial reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is sought in a proceeding at law or in equity). In addition, we express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification or contribution provisions, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, or (iii) any waiver of stay, extension or usury laws or of unknown future rights.

General Cable Corporation

May 23, 2014

The opinions expressed herein are given as of the date hereof. We assume no obligation to update or supplement the opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. The opinions are strictly limited to the matters stated herein and no other or more extensive opinions are intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,
/s/ Blank Rome LLP

Schedule A

List of Guarantors

Name of Guarantor	State/Jurisdiction of Organization
Diversified Contractors, Inc.	Delaware
GC Global Holdings, Inc	Delaware
Genca Corporation	Delaware
General Cable Canada Holdings LLC	Delaware
General Cable Industries, Inc.	Delaware
General Cable Industries LLC	Delaware
General Cable Overseas Holdings, LLC	Delaware
General Cable Technologies Corporation	Delaware
GK Technologies, Incorporated	New Jersey
Marathon Steel Company	Arizona
MLTC Company	Delaware
PD Wire & Cable Sales Corporation	Delaware
Phelps Dodge Enfield Corporation	Delaware
Phelps Dodge International Corporation	Delaware
Phelps Dodge National Cables Corporation	Delaware
Phelps Dodge Africa Cable Corporation	Delaware
Prestolite Wire LLC	Delaware